EXHIBIT 10.21

CANADIAN IMPERIAL BANK OF COMMERCE

199 Bay Street, 11th Floor

Commerce Court West

Toronto, Ontario M5L 1A2 Canada

November 21, 2008

CONFIDENTIAL

Oppenheimer Holdings Inc.

Oppenheimer & Co. Inc.

E.A. Viner International Co.

Attn: Albert G. Lowenthal

125 Broad Street

New York, New York  10004

Re:  Agreement On Certain Outstanding Items

Dear Mr. Lowenthal:

Reference is hereby made to that certain Amended and Restated Asset Purchase Agreement, dated as of January 14, 2008 (the “Purchase Agreement”), by and among Oppenheimer Holdings Inc., Oppenheimer & Co. Inc. (together “Buyer”) and Canadian Imperial Bank of Commerce (“CIBC”), CIBC World Markets Corp. (the “Company” and, together with CIBC, “Seller”) and CIBC World Markets plc.  Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.  The undersigned parties are each referred to herein as a “Party” and collectively, as the “Parties”.  In relation to certain matters arising pursuant to the Purchase Agreement and certain of the other arrangements and agreements entered into among the parties in relation thereto Buyer and Seller hereby agree as follows:

1.

Buyer’s Obligations in Relation to RSAs.  In relation to Buyer’s obligation under Section 4.10 of the Purchase Agreement to reimburse the Company for the value of shares subject to RSA Plan awards that vest following the Initial Closing Date, anything to the contrary notwithstanding, Buyer and Seller agree as follows:

(a)

All such reimbursement payments required to be made in respect of the vesting of RSA awards after October 31, 2008 shall be made to the Company in U.S. Dollars in amounts determined by converting the original cost of the vested shares in Canadian Dollars, as reflected on Schedule I hereto, into U.S. Dollars at the applicable rate specified below in this clause (a).  For purposes of illustration, if the original cost of 100 shares vesting on October 30, 2009 was C$80 per share, for a total original cost of C$8,000, Buyer would reimburse Seller in the amount of US$6,722.40, using the exchange rate of C$1.00 = US$0.8403.  The applicable exchange rates are as follows:

Vesting Date

     Exchange Rate

October 30, 2009

C$1.00 = US$0.8403
October 29, 2010

C$1.00 = US$0.8450

November 30, 2010

C$1.00 = US$0.8457

(b)

With respect to the payment owing by Buyer in relation to the reimbursement of the Company for the cost of the RSA Plan awards that vested on October 31, 2008, in the aggregate amount of Nineteen Million One Hundred Sixty-Two Thousand Four Hundred Sixty-Five U.S. Dollars (US$19,162,465) (the “October 31 RSA Amount”), the Company agrees to accept deferred payment of such October 31 RSA Amount for a period of not longer than twenty-four (24) months after October 31, 2008; provided, that:

(i)

Buyer shall, within forty-five (45) days after the date hereof, make a prepayment, in an amount not less than the October 31 RSA Amount, of its outstanding indebtedness owing under the MS Facility.  Buyer agrees that neither it, nor its applicable Affiliates, shall incur additional principal Indebtedness pursuant to the MS Facility after the date hereof;

(ii)

Buyer shall pay the October 31 RSA Amount to the Company in full in immediately available funds not later than October 31, 2010 and may prepay the October 31 RSA Amount in whole or in part, without penalty upon ten (10) Business Days’ prior written notice to the Company.  Buyer shall pay all accrued and unpaid interest owing on the October 31 RSA Amount, calculated in accordance with clause (iii) below, concurrently with each such payment or prepayment.

(iii)

Interest shall accrue on the portion of the October 31 RSA Amount remaining unpaid from time to time, commencing on October 31, 2008 through and including the date on which the October 31 RSA amount is paid in full at a rate equal to LIBOR (as defined in the Credit Agreement (as defined below)) plus six percent (6%).  Buyer shall pay accrued interest on the October 31 RSA Amount in cash in immediately available U.S. Dollars within five Business Days after the final day of each calendar quarter until such October 31 RSA Amount is repaid in full.  In the event that Buyer fails to timely pay any interest owing hereunder, such unpaid amount shall accrue interest at the rate specified above, plus an additional two percent (2%) from the date on which such payment was due until and including the date on which it is paid.

(c)

Seller hereby irrevocably waives and agrees to forego reimbursement for the cost, equal to Four Million One Hundred Twenty Thousand Three Hundred Fifty-One Canadian Dollars (C$4,120,351), to the Company of the portion of the RSA Plan awards that vested between January 14, 2008 and April 30, 2008.

(d)

Buyer agrees to pay the Company the full amount owing in respect of the RSA Plan awards that vested after April 30, 2008, but before October 31, 2008, which amount equals One Million One Hundred Two Thousand Six Hundred Ninety-Nine U.S. Dollars (US$1,102,699), not later than three (3) Business Days after the date hereof.

(e)

Buyer agrees to reimburse Seller, promptly following Seller’s written request, for all amounts paid by Seller or its Affiliates in respect of Taxes owing in connection with or as a result of the vesting and payment of RSA Plan awards for which Buyer has an obligation to reimburse Seller pursuant to Section 4.10 of the Purchase Agreement, including without limitation, Taxes arising pursuant to the Federal Insurance Contributions Act (FICA) and the Federal Unemployment Tax Act (FUTA) (“FICA and FUTA Taxes”), applicable state unemployment tax laws, and other state and local payroll tax laws or requirements, for all years in which such RSA Awards become vested and paid.  Seller agrees that FICA and FUTA Taxes paid by Seller for 2008 and eligible for reimbursement in accordance with the preceding sentence shall be calculated as of the vesting date of any RSA Plan awards taking into account any prior FICA and FUTA Taxes paid by Seller with respect to compensation paid by Seller for the portion of 2008 prior to the Initial Closing Date to the employee(s) receiving such RSA Plan awards.  With respect to any calendar year after 2008 during which RSA Plan awards for which Buyer has an obligation to reimburse Seller vest, if Seller also pays other compensation to an employee whose RSA Plan awards vest during such year (for clarity, other than the compensation attributable to the vesting of such RSA Plan award), then any obligation that Buyer may have to reimburse Seller for FICA and FUTA Taxes owing in connection with the vesting of such RSA Plan award in such calendar year shall be calculated as of the vesting date of such RSA Plan award during such calendar year taking into account any prior FICA and FUTA Taxes paid by Seller with respect to such other compensation paid by Seller during such calendar year to such employee.  Seller shall provide to Buyer, in respect of any claim for reimbursement of FICA and FUTA Taxes, a detailed schedule setting forth the name of each RSA recipient, the calculation of the tax paid and, for 2008 and any future calendar year in which Seller pays additional compensation to the applicable employees (other than the compensation arising by virtue of the vesting of RSA Plan awards for which Buyer has a reimbursement obligation) the amount of compensation paid to such employees for the portion of 2008 prior to the Initial Closing Date (or during such future calendar year, as applicable), and the recipient social security or tax ID number.

2.

Reimbursement for Bonus Payments.  Seller hereby agrees to pay Buyer, not later than three (3) Business Days after the date hereof, Nine Hundred Ten Thousand Dollars (US$910,000) to reimburse Buyer for a portion of the amounts paid by Buyer in respect of bonuses owing to analysts among the Transferred C Employees that were paid as of June 30, 2008.

3.

Payment of Outstanding Technology Invoices.  Buyer shall pay Seller, within three (3) Business Days after the date hereof, the full amount of all outstanding invoices issued by Seller to Buyer in respect of services rendered pursuant to the Software License and IT Services Agreement between January 2008 and September 2008, which amount equals, in the aggregate, Fifteen Million Two Hundred Fourteen Thousand Six Hundred Eleven Dollars (US$15,214,611).  The Parties agree and acknowledge that all services provided by Seller after September 2008 pursuant to the Software License and IT Services Agreement shall be invoiced and paid in accordance with the terms of such agreement.

4.

Subordinated Credit Agreement.  Seller and E.A. Viner International Co. (“Borrower”) are parties to that certain Subordinated Credit Agreement, dated as of January 14, 2008, as amended from time to time (the “Credit Agreement”).  In the event that Borrower should be in Default under its covenant in Section 10.01 (Total Leverage Ratio) and/or Section 10.03 (Fixed Charge Coverage Ratio) of the Credit Agreement, Seller will agree to enter into a agreement with Borrower to amend such covenants under the Credit Agreement on terms no less favorable to Seller, including, without limitation, in respect of increased rates of interest and applicable fees, than the terms on which the lenders under the MS Facility may agree (for clarity, giving effect to any variations in such rates or other terms over equivalent time periods, as may be reflected in Borrower’s agreement with such lenders in respect of such terms), to amend the MS Facility in relation to a default or prospective default under its financial covenants therein, provided that such terms agreed to with the lenders under the MS Facility are reasonably consistent with market practice for similarly situated borrowers under similar circumstances.  Such amendment shall otherwise be in customary form and reasonably acceptable to Seller.

5.

Severance Reimbursement.  Buyer shall, within ten (10) Business Days after Seller’s request therefor, reimburse Seller for severance payments made by Seller or its Affiliates to Asia-based employees terminated by Seller who are subsequently hired by Buyer.  Buyer shall be required to make such reimbursement payment if and only if Buyer is notified of such payment and the amount thereof prior to January 15, 2009.  Notwithstanding the foregoing, in relation to any such employees not terminated by Seller prior to January 1, 2009, Seller shall provide an estimate of such reimbursable amount by January 15, 2009 and shall notify Buyer of the final amount thereof within thirty (30) days after the date on which such employees are terminated by Seller.

6.

Payments.  All payments owing by one party to another pursuant to this letter agreement shall be made in immediately available funds in U.S. Dollars by wire transfer to an account specified by the receiving party in writing.

7.

Further Assurances.  From time to time after the execution of this Agreement, at the request of the other Party hereto and at the expense of the party so requesting, the Parties shall execute and deliver to such requesting party such documents and take such other action as such requesting Party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

8.

Notices.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, by mail (certified or registered mail, return receipt requested), by recognized overnight courier or by facsimile transmission (receipt of which is confirmed):

If to Buyer or its affiliates:

Oppenheimer & Co. Inc.

125 Broad Street

New York, NY  10004

Attention:  Dennis McNamara
Telephone:  (212) 668-5771
Facsimile:  (212) 668-8081
Email:  “dennis.mcnamara@opco.com”

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY  10036
Attention:  Patricia Moran, Esq.
Telephone:  (212) 735-3130
Facsimile:   (917) 777-3130
Email:  “pmoran@skadden.com”

If to Seller:

Canadian Imperial Bank of Commerce

199 Bay Street, 11th Floor

Commerce Court West

Toronto, Ontario M5L 1A2
CANADA
Attention:  Robert J. Richardson
Telephone:  (416) 304-2788
Facsimile:  (416) 304-4573
Email:  “robert.richards@cibc.com”

With copies to:

CIBC World Markets Corp.
425 Lexington Avenue
3rd Floor
New York, NY 10017
Attention:  Michael Capatides, Esq.
Telephone:  (212)-667-8301
Facsimile:   (212)-667-8361
Email:  “Michael.capatides@us.cibc.com”

and

Mayer Brown LLP
1675 Broadway
New York, NY 10019-5820
Attention:  James B. Carlson, Esq.
Telephone:  (212) 506-2515
Facsimile:   (212) 849-5515
Email: “jcarlson@mayerbrown.com”

or to such other person or address as any Party shall specify by notice in writing to the other Party.  All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date on which so hand-delivered, on the third business day following the date on which so mailed, on the business day following the date on which delivered to the overnight courier service and on the date on which faxed and confirmed, except for a notice of change of address, which shall be effective only upon receipt thereof.

9.

Entire Agreement.  This Agreement and the exhibits, schedules and other documents referenced herein which form a part hereof, together with the Purchase Agreement and the Ancillary Agreements (as defined in the Purchase Agreement), contain the entire understanding of the Parties hereto with respect to the subject matter hereof.

10.

Severability.  Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by law.

11.

Binding Effect; Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, executors, successors and permitted assigns, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by either Party without the written consent of the other Party, except that each Party may assign its rights, interests and obligations, without the written consent of the other Party to any wholly-owned subsidiary; provided, that no assignment shall limit or affect the assignor’s obligations hereunder.

12.

No Third Party Beneficiary.  This Agreement is not intended and shall not be deemed to confer upon or give any person except the Parties hereto and their respective successors and permitted assigns any remedy, claim, liability, reimbursement, cause of action or other right under or by reason of this Agreement.

13.

Counterparts.  This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.

Headings.  The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

15.

Governing Law.

(a)

This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

(b)

Each Party irrevocably submits to the exclusive jurisdiction of (i) the Supreme Court of the State of New York, New York County, and (ii) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.  Each Party agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for reasons of subject matter jurisdiction, in the Supreme Court of the State of New York, New York County.  Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (A) the Supreme Court of the State of New York, New York County, or (B) the United Sates District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

16.

Waiver of Trial By Jury.  Each Party hereby waives its respective rights to a jury trial of any claim or cause of action based upon or arising out of this agreement or any dealings between them relating to the subject matter of this agreement and the relationship that is being established.  The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this agreement, including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims.  The Parties acknowledge that this waiver is a material inducement to enter into a business relationship, that each Party has already relied on the waiver in entering into this agreement and that each Party will continue to rely on the waiver in their related future dealings.  Each Party further warrants and represents it has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.  This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and the waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this agreement or to any other documents or agreements relating to the transaction contemplated hereby.  In the event of litigation, this agreement may be filed as a written consent to a trial by the court.

[Signature page follows]

If you agree to the foregoing, please return a signed copy of this letter agreement to the undersigned.

Sincerely yours,

CANADIAN IMPERIAL BANK OF COMMERCE

By:

/s/ Gary W. Brown
Name: Gary W. Brown
Title:   Authorized Signatory

CIBC WORLD MARKETS CORP.

By:   /s/ Gary W. Brown
Name: Gary W. Brown
Title:   President & CEO

Agreed to and accepted as of the date first written above, by:

OPPENHEIMER & CO. INC.

By:    /s/ Albert G. Lowenthal

Name: Albert G. Lowenthal

Title:   Chairman & CEO

OPPENHEIMER HOLDINGS INC.

By:    /s/ Albert G. Lowenthal

Name:  Albert G. Lowenthal

Title:    Chairman & CEO

E.A. VINER INTERNATIONAL CO.

By:    /s/ Dennis P. McNamara

Name:  Dennis P. McNamara

Title:    SVP

Schedule I

Schedule of Original Cost of RSA Shares

Please see attached.